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                                                                    EXHIBIT 99.2

                                    BUSINESS

         We are a leading nationwide provider of organized online public records data and other information. We believe that our database is one of the country's largest depositories of public records and other public information, containing more than 4 billion records with more than 25 terabytes of data storage capacity. Our customers are able to access and search our database 24 hours a day, 365 days a year through our Internet websites or over a modem connection. Our files store various kinds of information on individuals, businesses and assets, including:

INFORMATION ON INDIVIDUALS

INFORMATION ON BUSINESSES AND ASSETS

o  first and last names                  o  corporation records
o  current and past addresses            o  real property records
o  known associates and relatives        o  motor vehicles records
o  professional licenses                 o  liens, judgments and bankruptcies
                                         o  UCC filings
                                         o  other assets

         Our proprietary software tools allow our customers to quickly and cost-effectively search our large database for information. Starting with very little information, such as a name or address, our customers can locate and build an extensive profile which we are able to generate into comprehensive, easy-to-read reports.

         We currently have more than 14,000 customers, consisting primarily of insurance companies, law firms, private investigators, law enforcement and government agencies. Our customers use our online information services to detect fraudulent activity, assist law enforcement efforts, locate people and assets and verify information and identities. From 1996 to 1998, our revenues increased from $25.0 million to $60.7 million, representing a compound annual growth rate of 55.8%, and our EBITDA increased from $3.9 million to $15.7 million, representing a compound annual growth rate of 100.6%. Since 1996, we have successfully introduced new services and technologies to our customers and have completed several complementary acquisitions.

         In September 1999, we acquired KnowX.com and Informed from Information America, Inc. KnowX.com is a leading Internet-based public record research tool for consumers and small office users. Informed offers qualified users, including commercial lending and leasing companies, access to public information through the Internet or dial-up modems. We believe our acquisition of KnowX.com and Informed will expand and diversify our customer base and allow us to further market our products to the rapidly growing population of Internet users.

         In July 1999, we signed a multi-year agreement to supply US SEARCH with public records and other information on a non-exclusive basis. US SEARCH will use this information to deliver its products



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and services to consumers and businesses. The agreement requires US SEARCH to purchase a minimum of $20 million of information from us over the next five and one half years.

MARKET OVERVIEW

         The market for public information includes both public records and publicly available information. Public records primarily include information from governmental entities or agencies, such as names and addresses of individuals and corporations, driving records, court records, bankruptcy filings, lien filings and real property records. Publicly available information includes data such as professional licenses and residence directories. As the sources of this information are often geographically dispersed and the information is available in many different forms, locating and aggregating this information is a timeconsuming, costly and challenging task. Moreover, verifying the data and organizing it into a useful format presents additional difficulty. We believe that, given the fragmented nature of public records and other publicly available information, the ability to effectively aggregate the data and generate easy to read reports in a timely manner represents a high value-added service.

         Historically, the primary users of public records have been law enforcement and other governmental agencies, law firms, insurance companies and licensed investigation companies. These entities use public records to assist them to investigate fraudulent and criminal activity, locate individuals and research businesses and assets. As an example of the significant amount of fraud that occurs each year, according to a 1996 survey by The Conning Company, more than $120 billion is lost through insurance fraud each year in the United States, including $20 billion in property, casualty and life insurance fraud and $95 billion in healthcare insurance fraud. We believe that businesses will expand their efforts to combat fraud, increasing the demand for public information services in these markets and continuing to represent a significant growth opportunity.

         In recent years, additional types of customers, including small businesses, consumers and larger corporate customers, have been using online public records in the ordinary course of their business to verify personal information and to search for information related to individuals or businesses. We believe these new market opportunities will create additional demand for online public information search and retrieval services.

         We also believe that providers of online information services are well positioned to participate in the significant growth associated with Internet commerce. The growth of the Internet as a global medium for communication and information exchange is expected to continue to increase demand for content and services that are accessed and delivered through web-based media. According to International Data Corporation, the number of Internet users worldwide is expected to grow from 159 million at the end of 1998 to an estimated 510 million in 2003. International Data Corporation also estimates that the total value of goods and services purchased over the Internet worldwide will grow from approximately $50.4 billion in 1998 to approximately $1.3 trillion by the end of 2003. This growth is due in part to a user's ability to efficiently and rapidly search the Internet to access and manipulate information from a wide variety of sources. Through electronic commerce, these information services can be accessed and delivered online in a quick, easy, and inexpensive manner. We believe that the growth in web-based activity combined with



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the increasing demand for public records from both new and existing markets will support significant growth for comprehensive and organized on-line methods for accessing public information.

STRATEGY

         Our business objective is to be the leading provider of organized online public information to the corporate, consumer and governmental markets, while enhancing proprietary customer data with public information in our database. To achieve this objective, we intend to continue to develop long-term customer relationships and maintain a high level of customer satisfaction, which we believe will result in additional recurring revenues from our existing products and an enhanced ability to introduce new products. Key elements of our strategy are to:

     DEVELOP NEW PRODUCTS AND APPLICATIONS UTILIZING OUR LARGE INFORMATION DATABASE

         We believe that we maintain one of the largest databases of public information in the United States, which is enhanced by proprietary technology that makes data retrieval fast and efficient. Our existing database of public records and information, which we continually update and expand, presents opportunities to develop new products and services at a relatively low incremental cost. We will seek to capitalize on our relatively fixed investment in our existing database by continuing to develop new applications that use this data to tailor services to the needs of particular customers. For example, the Los Angeles County Sheriffs Department asked us to develop a tool for finding up-to-date addresses of individuals who were the subject of arrest warrants. In response, we developed the CLAWS(sm) system, which performs daily searches of our large databases. We are currently marketing the CLAWS system to our other law enforcement customers. Similarly, we recently completed a large project designed to detect voter fraud for the state of Florida and are currently marketing this service to other states. We will pursue similar additional opportunities to fully utilize our existing database. In addition to developing new applications, we believe that we can supply public records and information on a wholesale basis to Internet-based businesses. For example, we recently entered into an agreement to supply a minimum of $20 million of data to US SEARCH over the term of the five and one half year agreement. We intend to pursue other wholesale data supply arrangements that represent additional uses for our data.

     EXPAND OUR CUSTOMER BASE BY ENTERING NEW MARKETS

         We believe our existing product portfolio, including those products obtained through recent acquisitions, will allow us to aggressively pursue new market opportunities. We have specifically identified and intend to pursue growth opportunities within the consumer, lending/leasing and pre-employment screening markets. We believe that our acquisition of KnowXcom gives us a significant presence in the large and rapidly growing consumer and small office markets. KnowXcont provides these customers with a low cost method of researching important purchases, such as checking the history and ownership of a home, before making a purchase decision. We are also currently introducing online screening and selection services to these markets which will allow customers to instantly verify the identity of individuals with whom they are conducting business on the Internet. Our acquisition of Informed provides us with an established relationship with commercial lending and leasing companies. Lastly, through our acquisition



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of Insight, we intend to vigorously pursue customers in the pre-employment screening market, providing both detailed verification and screening and selection services. We will continue to seek additional opportunities to deliver our existing product offerings to new markets.

     DEVELOP MORE EFFICIENT DELIVERY METHODS TO FURTHER PENETRATE EXISTING
     MARKETS

         We continually seek to enhance our relationships with existing customers by developing more efficient methods for the delivery and presentation of our products. We recently introduced AutoTrackXP, a Windows compatible product with an HTML-based interface. AutoTrackXP allows customers to access our products using off-the-shelf web browser technology commonly found on today's personal computers. We believe that the improved efficiency and ease of access to our products afforded by AutoTrackXP will significantly expand the number of customers using our products in industries we presently serve. In addition to utilizing our browser technology, we expect to utilize our recently acquired CaseLINK technology to enhance the presentation of our reports. CaseLINK converts our data into graphic illustrations that helps users visualize relationships among people, businesses, vehicles and other assets, creating user-friendly reports that we believe will contribute to increased use of our products. We intend to continue to focus on improving the delivery and presentation of our products, which we believe will increase usage of our services by our customers.

     DEVELOP DECISIONING TOOLS TO HELP CUSTOMERS EVALUATE DATA

         We are currently working to develop technologies that qualitatively and quantitatively evaluate the records and information retrieved by our customers, particularly in the insurance and health care industries. We believe that these tools will assist customers in predicting patterns of behavior, which will allow them to more effectively prevent fraudulent activity. We expect to use this technology to link our products with customers' specific claims files or databases to develop decision-making templates to identify potential fraudulent claims before any payments are made with respect to those claims. We believe these product development efforts will allow us to provide customized, comprehensive solutions to our customers, complementing our current product offerings and significantly increasing the value-added nature of our products.

     PURSUE STRATEGIC ACQUISITIONS OF COMPLEMENTARY BUSINESSES

         We continuously monitor and consider opportunities to expand our customer base and acquire new products and technologies through acquisitions of complementary businesses or assets. We recently completed an acquisition of WinSHAPES, through which we obtained the CaseLINK technology, and a merger with IRSC, which provided us with preemployment screening capabilities. We also recently acquired KnowX.com and Informed, which we believe will enable us to establish a significant presence in the consumer, small office and commercial lending and leasing markets. We intend to continue to pursue additional strategic acquisitions that enhance our products and technologies and expand our customer base.



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DATABASES AND OPERATIONS

     DATABASES

         With 25 terabytes of data storage capacity and over 4 billion records, our databases contain public records, publicly available information and other non-public information gathered from governmental and private data sources. The information stored in our files includes first and last names, current and past addresses, known associates and relatives, telephone numbers, professional licenses, corporation records, liens, judgments, bankruptcies, UCC filings and records for real estate, motor vehicles, and other assets. While each file or source may contain information that is geographically or topically unique, we have created proprietary software that links the files to each other. Our proprietary software tools allow customers to perform searches starting with very little information, and by cross-referencing our databases, generate an extensive profile built into one comprehensive, easy-to-read report. Customers conduct searches through all files, or through topical or geographical files, to retrieve possible matches to the subject of the search. For example, in order to perform a nationwide search for an individual who has a driver's license, our databases would search each state's driver's license file, matching similar names in a matter of seconds. Our software then is able to combine the retrieved information into an extensive profile on the subject of the search by cross-referencing data received from the initial search with other records regarding the same individual in our databases.

         Customers can customize their search results in any number of ways. Some of our customers provide us with their own proprietary data for the retrieval of cross-referenced or similar data in our databases. Our software is able to build a profile with information tailored to the customer's request. Using our software, our databases will retrieve persons or assets associated with the subject of the search, such as persons living at the same address, and add associated information to a profile. Our software also has the ability to sort through a comprehensive profile and generate a report which identifies, in graphics or in writing, the relationships between people, assets or other information which appears in a report. We have bundled many of our software tools into specific products to facilitate frequently run searches. The following represent our larger, more frequently accessed files, which we also intend to use in conjunction with products we may acquire in the future.

         o RECORDS ON INDIVIDUALS. We maintain information on millions of individuals throughout the United States, including current and previous addresses, neighbors, dates of birth, and other information.

         o RECORDS ON CORPORATIONS. We maintain information on active and inactive businesses, based on Secretary of State filings in 43 states, including officers, directors, registered agents, corporate status and federal employment identification numbers.

         o PROPERTY RECORDS. Our property records include information on real property in 42 states and the U.S. Virgin Islands, such as mailing address, parcel number, assessed values, recent and prior sales prices and property narratives.


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         o        VEHICLE RECORDS. Our vehicle records include information on vehicle registrations in 32 states, including the owner's name and address, description, title information, vehicle identification number, lienholder information, and historical data.

         o RECORDS ON DRIVERS. We maintain information on drivers' licenses issued in 23 states, including drivers' license numbers, addresses, dates of birth and zip codes.

         o RECORDS ON LIENS, JUDGMENTS AND BANKRUPTCIES. We maintain information on business and consumer bankruptcies in all 50 states and we maintain files on federal and state tax liens and civil judgments in 31 states.

         o UCC FILINGS. We maintain UCC lien filing information for 44 states, including debtor, secured party, address, state, assignee, collateral and filing number.

         o PROFESSIONAL LICENSES. We maintain professional licensing records from 43 states, including license categories, license numbers, business and licensee names and addresses. We also have FAA pilots licenses and DEA-controlled substance licenses in all 50 states.

         We believe that the size and diversity of our databases are unmatched in the industry and, combined with our ability to quickly cross-reference between them, provide us with significant competitive advantages in the market place. We believe we are the only major online public information provider that maintains and continually refreshes historical information provided to us by our data suppliers. In many cases, we have archives of data dating back more than 10 years. We also believe that we maintain superior database quality in part because, while we do not revise data contents, we format each data file we receive in order to make it useable on our databases.

     HARDWARE CONFIGURATION

         We designed and built our existing proprietary computer configuration to create a mass-storage file system. While we currently use our proprietary hardware configuration, we recently agreed to purchase an open-architecture, complete mass-storage hardware and software system file system. Our new configuration will feature database software designed by Oracle that will run on a central processing unit produced by Sun Microsystems. EMC will provide the mass storage file system to store the libraries of information contained in our databases.

         We will phase in our new hardware configuration over the next year in order to minimize the risk of service disruption. The implementation of our new hardware configuration will increase the speed of our data retrieval, the storage capacity of our databases and the long-term serviceability of our hardware, all of which will expand our capabilities to continue to service our growing customer base. Our new computer configuration will continue to offer our customers fast-index retrieval and real-time redundant fault tolerances.


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     DATA SOURCES

         We obtain our data from the federal and state governments and from third party data aggregators. Many of our data suppliers send us computer diskettes, tapes or other mediums for data storage. We convert and format all of these data storage mediums for use with our products. We currently receive data from over 300 vendors, which include information from all 50 states, over 3,000 counties and approximately 1,500 government agencies. Leading domestic credit bureaus are our largest data suppliers. We also obtain site licenses and pay variable fees based on the frequency of our customers' access to our suppliers' databases. Our data costs are comprised of both fixed fee and variable fee arrangements.

         In order to protect our databases and to minimize the risk of service disruptions, we create daily back-up files of the raw data in our databases, our customers' offline search inquiries and results, saved reports and logged transactions. We also operate a second system that is redundant to our primary data retrieval system. In addition, we house our primary and secondary databases in separate buildings. Our building planners have advised us that our buildings are substantially hurricane and tsunami proof. We protect our databases from intruders with a state of the art active security system, and we record the entry and exit of all employees and visitors at all times with a key card system.

PRODUCTS

         We currently have four principal products:

     AUTOTRACK

         Our AutoTrack products provide online access, from a customer's computer, 24 hours a day, seven days a week, to our databases. AutoTrack is able to search a multitude of databases for information on specific search items and combine the data into a single, easy to read report. As hundreds of databases can be searched to build a report, we simultaneously compile information over several internal distributed processes, which speed report compilation time dramatically. Comprehensive database searches and in-depth report compilation are made possible by our proprietary indexing techniques. We have implemented a pricing plan that seeks to attract new subscribers and increase usage. The primary components of the AutoTrack pricing structure are search and report fees, which cost $2.00 per search and range from $7.00 to $18.00 per report. We offer AutoTrack through two main products, AutoTrackXP and AutoTrackPlus(SM).

         AutoTrackXP is our new Windows7 compatible product that allows access to our database warehouse using off-the-shelf Web browser technology commonly found on today's personal computers. With an Internet browser such as Netscape Navigator7 or Microsoft Internet Explorer7, customers can access our database using Windows point-and-click technology. Customers connect to our www.autotrackxp.com website using a modem and any standard dial-up software designed for connecting to the Internet. In addition to the standardized interface, the multi-tasking Windows environment permits browsing and running of multiple reports simultaneously, as well as allowing the customer to cut and paste information from the browser directly into other open documents. With its HTML-based interface, we believe that


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anyone familiar with Internet browsers can easily learn to use AutoTrackXP in just minutes. Introduced on May 1, 1999, we expect that AutoTrackXP will represent approximately 40% of our AutoTrack revenues by the end of 1999.

         AutoTrackPlus is our original data retrieval product. Qualified subscribers access AutoTrackPlus over a modem connection and are able to search either national or state-specific databases. We are currently in the process of converting our AutoTrackPlus customers to AutoTrackXP.

         Our AutoTrack products are used by law enforcement, property and casualty insurance companies and law firms in their day to day business. For example, an investigator can run a search using AutoTrack to determine whether there is a relationship between parties in an auto accident for which an insurance claim has been filed to determine the likely validity of the claim. Similarly, an investigator could research a suspected criminal's current and former addresses as well as known associates and their addresses to assist in the apprehension of a criminal.

         KNOWX.COM

         KnowX.com is a market leader of Internet-based public record research targeting consumers and small office users. Its core product, Ultimate People Finder, provides a low-cost way to locate individuals through public records, while its other products provide summary and detailed public record information on individuals and businesses. KnowX.com provides access to public records databases that allow users to locate and research people, assets and companies. We did not purchase any data in connection with the KnowX.com acquisition, but we have entered into a transition services agreement with the seller which allows us to use its databases for up to one year. Following this transition period, we intend to use our databases to supply the public records and other information for the KnowX.com products.

         Reported instantaneously through its web interface, KnowX.com performs searches on a real-time basis. The KnowX.com website generates its revenue through transactions, as opposed to advertising, and enjoys repeat customer usage of nearly 50% of all its traffic. The KnowX.com products have experienced significant growth as Internet-accessed small businesses and consumers discover the service and recognize its usefulness. KnowX.com reported 1998 revenues of $2.9 million, a 508% increase from 1997 revenues of $0.5 million.

         We acquired KnowX.com in September 1999 as a part of our purchase of selected businesses from Information America. KnowX.com currently charges customers from $1.00 to $1.50 per database search. Consumers and small office customers use KnowX.com for a variety of purposes. For example, a consumer may use KnowX.com to access information to locate a missing relative or to research the history of a home which the consumer is thinking of purchasing.

         INSIGHT

         InSight(TM) is a Windows(R) based software, obtained in May 1999 when we merged with IRSC, that provides access to public and publicly available records and permits users to order manual searches such


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as searches of court records and employment, education and professional license verifications. Its flexible interface enables users to create custom menus and custom combined searches. The custom menu ability helps customers to focus on the specific services most often used while the custom combined feature saves customers time in entering search information. Using InSight's profile feature, customers can create subject profiles, save them and use them at a later date to obtain updated reports. InSight also allows users to capture information for integration into other files and reports. InSight Plus(TM), which is currently under development, is an enhanced browser-based version of InSight specifically designed for the human resources market. Features of InSight Plus will include integrated reports, flexible billing and the ability to obtain status information on orders through the Internet. An important feature of Insight Plus is the back-end processing system which we expect will improve turnaround time, reduce costs and increase quality. Through InSight, customers can conduct a SignalJ search, which is an instant verification tool that analyzes subject data and produces warnings based on inconsistencies in that data. For example, a warning would be issued if a social security number was issued prior to a date of birth or if a telephone number prefix did not match the city provided. An enhanced version of Signal is in development, which will take advantage of data hosted by us and provided through AutoTrack. Users of InSight are charged on a transaction basis with prices ranging from $3.00 to $20.00 per search or verification.

         While InSight is used for a variety of purposes, including loan evaluation and vendor due diligence, nearly 50% of IRSC's revenues are generated from pre-employment screening. For example, an employer could verify the accuracy of the information contained on an applicant's employment application, as well as review or investigate criminal records, driving history or education credentials. InSight is subject to regulation under the Fair Credit Reporting Act.

         INFORMED

         The Informed product line uses publicly available information and high-speed search and retrieval technology to identify relationships between people, assets and businesses. Customers use the product for a variety of purposes, including lending and leasing transactions. The Informed software platform enables users to access multiple databases and create easy-to-read reports with a web-like interface. This platform simplifies the search process for the customer, encouraging more frequent use. Currently, there are three "packaged" Informed products: Informed Investigator, Informed Lender, and Informed Credit Manager. We acquired the Informed product line in September 1999 as part of our purchase of selected businesses of Information America.

         Typical Informed users include banks and leasing companies, in addition to insurance companies and corporate clients. For example, a loan officer may verify the background information provided to him by a potential borrower using the Informed product. The pricing structure for Informed products ranges from $5.00 for relatively simple searches to $50.00 for more complex searches that are national in scope.

RESEARCH AND DEVELOPMENT

         We continually work to develop new products and services that respond to our customers' needs. Our recent research and development efforts currently include, among other things, the development of


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products designed to quantitatively and qualitatively evaluate data to meet the needs of new and existing customers.

         As of June 30, 1999, our research and development staff included personnel with special programming capabilities, including 37 people engaged in product development and engineering, 7 people engaged in advanced technology applications, 3 people engaged in quality assurance and testing, and 9 people in purchasing, administrative and supporting functions.

SALES AND MARKETING

         We believe that substantial opportunities exist to attract new customers and increase our revenues from existing customers. Our marketing objective is to stimulate demand for our products by targeting the needs of various market segments, including law enforcement, governmental agencies, insurance companies, banks, consumers, small businesses and leasing companies. We have divided our sales and marketing staff into groups that concentrate on one or two industries in order to focus our efforts. We also are expanding our sales and marketing department in order to provide more individualized attention to our customers and to monitor the quality and reliability of our products. Our current-sales force includes 40 people, an increase of 30 employees since 1996. We generally target customers with higher spend profiles with the goal of entering into longterm agreements to provide industry specific products to these customers. In addition, we continue to solicit new customers through trade show advertisements, direct mail and trade publications.

         We intend to make significant investments in the advertising of the KnowX.com brand to rapidly increase our consumer customer base.

CUSTOMER SUPPORT AND TECHNICAL ASSISTANCE

     Our customer support staff provides technical assistance to all of our customers, at no charge, 24 hours a day, 365 days per year. We dedicate specialized operators to first-time users requiring log-in assistance, repeat users with technical problems, such as connectivity or printing malfunctions, and customers requiring additional or new products. Our sales and marketing personnel have trained the customer support staff to offer customers products that other customers in their industry use.

REGULATION

         GOVERNMENT REGULATION

         Regulation of access to information for public use varies from state to state. Therefore, the amount of information available in particular states may vary. In many states, all government records are specifically made public by law unless excluded by a specific statutory exception. These exceptions exist primarily with respect to private criminal history information, such as arrest records, which generally may only be provided to law enforcement agencies for specific purposes. The continued availability of public record data is also subject to federal legislation. For example, the Driver's Privacy Protection Act of 1994 places certain restrictions on the release and use of personal data included in state motor vehicle records.


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Though legislators and consumers appear to be increasingly scrutinizing privacy laws, we cannot predict whether state regulation in any particular state will change, nor whether the federal government will implement new regulations with respect to access to specific information.

         The Fair Credit Reporting Act obligates our IRSC subsidiary to provide information to users only for permissible purposes, including credit, insurance or employment purposes. If a creditor, insurer or employer denies an individual credit, insurance or employment based in whole or in part on our report, then the consumer must be notified of the basis for denial. Under the FCRA, the consumer can ask for an opportunity to correct any inaccurate information in the report. We are obligated to investigate any alleged inaccuracies in our reports and correct them if necessary. In addition, along with other resellers of public information, our IRSC subsidiary signed a consent decree with the Federal Trade Commission. The consent decree regulates our customers' use of information. As a result, we require that our customers specify their intended use of the information sought from us.

         SELF-REGULATION

         Together with 13 other leading information industry companies, we formed the Individual Reference Services Group, or IRSG, which worked closely with the Federal Trade Commission and recently adopted self-regulatory principles governing the dissemination and use of data that help identify, verify or locate individuals. The IRSG Principles adopted by the IRSG members in December 1997 impose significant restrictions on the access and distribution of non-public information. In addition, the IRSG Principles require that information from non-public sources about persons identifiable as minors are not to be disseminated to either the public, commercial or professional markets. The IRSG Principles provide the enforcement mechanisms, including yearly compliance reviews by qualified independent third party auditors. In the first quarter of 1999, PricewaterhouseCoopers reviewed our Database Technologies, Inc. subsidiary's operations and certified our compliance with the IRSG Principles. Also, in the first quarter of 1999, Corbin & Wertz certified our IRSC subsidiary's compliance with the IRSG Principles, and PricewaterhouseCoopers LLP certified Information America's business as compliant with the IRSG Principles.

         We screen potential customers, process orders and verify the credentials and references of each potential customer in accordance with the IRSG Principles. We reserve the fight to refuse, or withdraw without notice, access to our products, and have established procedures designed to restrict access to our system and certain products to qualified individuals. Once we approve an application, the customer signs a subscription agreement and use certification which governs the use of and access to our products. A standard subscription agreement includes a disclaimer of any warranties on the data and, except for law enforcement and other government customers, an indemnification for liabilities resulting from the customer's use of the data.

COMPETITION

         The electronic information industry is competitive, and is characterized by rapid technological change and the entry into the field of large, well capitalized companies, and smaller, niche competitors.

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Competition within our markets is intense and based mainly on price, speed, the comprehensiveness of data and the ability to provide information in an easy-to-read form. We currently compete in the investigative, pre-employment and consumer markets.

         o In the investigative market, we compete with local, regional and national private investigation firms, such as LEXIS-NEXIS, West Publishing, ChoicePoint, Kroll-O'Gara Company, the Pinkerton division of Securities AB, the Proudfoot Reports Division of ASI Solutions, Inc., and a significant number of companies operating on either a national scale or a local or regional basis.

         o In the pre-employment market, we compete with firms offering comprehensive public record information, such as ChoicePoint and Avert.

         o In the consumer market, we compete with free individual locator and information services, including services offered by Internet search engines, telephone companies and other third parties who publish free printed or electronic directories. We also compete with companies that offer products similar to ours, such as US SEARCH.

         Our competitors in these markets often offer a wide variety of information services, ranging from news to legal databases, that allow them to offer their products to similar customer bases.

PATENT EXPLOITATION AND ENFORCEMENT BUSINESS

         In addition to our online public records business, we operate in the patent exploitation and enforcement business through our Patlex subsidiary, which exploits and enforces two partially owned laser patents. These laser patents include a Gas Discharge Laser Patent and a Brewster Angle Window Patent. Patlex's patent exploitation and enforcement business involves the identification of laser products and laser applications that infringe the laser patents, the execution of licensing agreements with third parties and the enforcement of the laser patents. The Gas Discharge Laser Patent generates substantially all of Patlex's revenues and expires in November 2004. The Brewster Angle Window Patent expires in May 2005. Upon the expiration of the laser patents, Patlex will lose its right to prevent others from exploiting these inventions and to receive royalty payments. We do not expect to derive any revenues from the patent exploitation and enforcement business following the expiration of the laser patents.

     PATENT EXPLOITATION

         Substantially all of Patlex's revenues consist of royalty income derived from the licensing of the laser patents. As the exclusive licensing agent, Patlex actively monitors the laser industry to identify manufacturers and users who exploit the laser patents without Patlex's authorization. Patlex then enters into agreements that compel the unauthorized manufacturers and users to report and pay royalties. Generally, these agreements are either licensing agreements or settlement agreements. The licensing agreements allow users and manufacturers to use the laser patents on an ongoing basis. By contrast, settlement agreements require payment of a lump sum of money for past infringement, but do not permit the continued use of the laser patents. Manufacturers and sellers of products that incorporate the laser patent technology typically enter into licensing agreements while licensees that use, but do not manufacture or sell, the Laser Patent technology, tend to enter into settlement agreements.

         As of December 31, 1998, Patlex had agreements with a total of 189 laser manufacturers representing a wide cross-section of industries. Of such agreements, 184 were licensing agreements and the remaining 5 were settlement agreements.

         The market for Patlex's licensing agreements prior to the expiration of the laser patents depends on the state of the commercial laser industry. Factors contributing to fluctuation in the number of laser patent license agreements include Patlex's execution of license agreements with new commercial entities, spin-offs creating new entities from existing licensees, business failures, combinations between existing licensees and termination of existing agreements for cause or by mutual consent. We believe that the majority of the commercial laser manufacturers in the United States, as well as a majority of manufacturers importing lasers into the United States, have been licensed to use the laser patents. In addition, as a result of licensing efforts to date, royalties from past infringement are expected to be minimal in the future.

     PATENT ENFORCEMENT

         Patlex's ability to exploit the laser patents through its licensing program has been directly tied to its successes in litigating the validity of the laser patents, both in the courts and before the United States Patent and Trademark Office. We believe that the major period of litigating the validity and enforceability of the laser patents has passed. However, the laser patents may be subject to subsequent challenges.

PROPERTY AND EQUIPMENT

         We currently lease approximately 150,000 square feet of office space in Boca Raton, Florida, to conduct our online public records business. Our patent enforcement business currently leases approximately 3,000 square feet in Las Vegas, Nevada. Our IRSC subsidiary currently leases 8,250 square feet of office space in Fullerton, California. Our WinSHAPES subsidiary currently leases 2,500 square feet of office space in Seattle, Washington. We believe that these facilities are adequate for our current needs.

EMPLOYEES

         As of June 30, 1999, we had 359 full-time employees. We consider our relationships with our employees to be good. None of our employees are covered by collective bargaining agreements.

LEGAL PROCEEDINGS

         Along with our IRSC subsidiary, its former chairman and principal shareholder, we are party to a lawsuit against a group of eight companies that formerly conducted business with IRSC. These eight companies allege that IRSC was obligated to enter into a merger agreement with them and that the former chairman of IRSC was obligated to work for the company surviving the merger. The companies also allege


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that we interfered with the obligations of IRSC and its former chairman by acquiring IRSC. When these companies threatened to sue, we filed a lawsuit against them in federal court in May 1999 to establish jurisdiction of the action in Florida. We believe we have meritorious defenses to these companies' claims.

         We also have initiated a lawsuit against High Tech Data Services and its affiliates and principals, with whom we had a non-competition and non-disclosure agreement. Our lawsuit alleges that High Tech violated the non-competition and non-disclosure agreement, infringed our trade and service marks and misappropriated our trade secrets. The court has scheduled a trial in October 1999 to decide our lawsuit.

         From time to time, we are involved in litigation in the ordinary course of business, including litigation in connection with non-competition agreements our employees sign and the alleged infringement of intellectual property rights. Except for the IRSC and High Tech litigations discussed above, we are not currently involved in, and do not know of, any material litigation against us.

ACQUISITION OF KNOWX.COM AND INFORMED

         On September 23, 1999, we acquired KnowX.com and Informed for $25 million in cash and warrants to acquire 329,172 shares of our common stock. The warrants have an exercise price of $52.50 per share and are exercisable at any time until March 23, 2001. The acquisition agreement contains customary representations and warranties and indemnification provisions. In connection with our acquisition of KnowX.com and Informed, West Publishing, the parent of Information America, Inc., has entered into a non-competition agreement with us. Also in connection with the acquisition, we have entered into employment agreements with certain key employees of KnowX.com. In addition, we have entered into a transition service agreement with West Publishing which will allow us to use their data to support the KnowX.com and Informed products for a period of up to one year, after which we will only use our databases. The transition services agreement will also require West Publishing to provide us with technical support during such transition period.